Exhibit 99.2

Diebold Nixdorf

DieboldNixdorf.com

Shareholder Letter

Third Quarter 2022

Customer Stories

Tomasz Rokita, General Manager – Banking,
Poland, DN
Bank Polsi

“PKO Bank Polski is leaping ahead on its
transformation journey, and we are proud to support
the bank as it continues to innovate. DN Series
helps PKO Bank Polski elevate its banking strategy
and integrate a customer-focused experience
across both physical and digital channels. Through
proven recycling technology, DN Series will also
reduce operational costs while enabling the bank to
offer more personalized and secure services to its
customers through the self-service channel.”

Jerónimo Luque Frías, Chief Executive Officer
Caja Rural Granada

“We are glad to have Diebold Nixdorf as an ATM
expert by our side to help us modernize our
self-service channel and create a "future-proof" ATM
network that allows us to evolve new network
functionalities, such as cash recycling.”

2  |  Shareholder Letter / Q3 2022

To Our Shareholders

In the third quarter, while the macroeconomic environment presented widely discussed challenges, the combination of stable demand, industry-leading solutions, and progress with our ongoing cost mitigation and operational improvements contributed to Diebold Nixdorf's continued confidence in our strategic operating model.

We remain focused on our customers as a global leader in banking and retail technology, automation and related services. We have solid financial fundamentals, and we have consistently seen steady demand for our product and solution set. Year to date, our Banking and Retail solutions continue to garner demand in the market, as evidenced by backlog trends.

To counter continued global pressures, we implemented a cost savings plan several months ago, identifying nearly $200M of potential savings. Since then, we have significantly improved our cost management by eliminating redundancies, creating more efficient processes globally and decreasing indirect spend. In addition, we are actively taking appropriate steps to further improve key aspects of our operations, such as regionalizing our manufacturing footprint and normalizing and ramping up our supply chain to drive unit growth and revenue conversion.

As previously announced, last month we were pleased to announce that we entered into a Transaction Support Agreement, or TSA, with the holders of over a majority of our term loans and each series of our outstanding secured and unsecured notes to help us extend our near-term debt maturities and obtain additional liquidity. Following the initial execution of the TSA, additional eligible creditors have executed joinders to it and, as a result, the percentage of the company’s term loans held by those who are party to the TSA has increased from ~79% to ~97% today, and the percentage of the company’s 2024 senior notes that are held by those who are party to the TSA has increased from ~59% to ~83% today. We are working toward completing the transactions contemplated by the TSA in December, and from there will work to normalize our business and continue to execute on our model.

Throughout this letter we will detail our Q3 2022 performance with a focus on the following highlights:
●	Continued shift from legacy systems to DN SeriesTM ATMs as the latter, specifically cash recyclers, composed the vast majority of total new Banking orders in North America in Q3
●	Retail momentum for our self-checkout (SCO) business with DN named among the Top 5 Notable Tech Companies from GroceryShop
●	Growth of 52% YoY in connected devices for our DN AllConnect℠ Data Engine
●	Progress with ESG and DEI initiatives, including publishing our 2021 report

3  |  Shareholder Letter / Q3 2022

As we look to the rest of the year, we will keep our customers and employees top of mind as we work to meet the demand for our products while continuing to navigate ongoing macroeconomic challenges, maintain our operational rigor, and execute on our operating model.
Business Highlights
Banking
Demand for our Global Banking solutions continued in Q3 2022 with momentum for our DN Series ATMs, specifically for our cash recyclers in North America as banks move forward with their branch transformations with a focus on automation, and in many cases a smaller real estate footprint.

In the third quarter we:
●	Secured an approximately $8 million deal with Banco Azteca – driven by its move from window to self-service, replacing its existing ATM fleet with DN Series plus Vynamic suite.
●
Won an approximately $3 million deal with Kapital Bank in Uzbekistan - expanding its ATM network with DN Series 19'' screens to fully meet its vision to offer a large range of innovative services and banking products on newly designed devices with the smallest footprint.

●	Secured an approximately $3 million deal with Bank Al Falah in Pakistan to replace all of its ATMs with DN Series along with Vynamic Suite as it was drawn to our technology, security and flexibility.

We continue to make progress with our Vynamic Payments solution as we expand our footprint in Europe and Asia. Additionally, we signed a partnership agreement with Featurespace, a world leader in financial crime prevention to integrate its highly specialized, fraud prevention technology into our Vyanmic Payments platform. With this integration, we will be able to provide financial institutions with a fully integrated payments solution with proven real-time fraud detection and prevention capabilities without the concern of managing multiple vendors.

Our AllConnect Data Engine continues to see growth with 52% more self-service devices connected to this solution year-over-year versus Q3 2021. As DN connects more DN Series units to our ACDE platform, we believe we can further optimize our services margins.

4  |  Shareholder Letter / Q3 2022

Retail
Our SCO products continue to drive our Retail business with these solutions growing faster than the market, specifically in Europe. Additionally, in Q3 2022, we began rolling out ACDE to our Retail partners and are receiving positive customer feedback as they desire more optimized solutions for SCO.

In the third quarter we:
●
Secured an approximately $10 million deal with one of Europe’s leading fuel and convenience retailers for Vynamic FCx platform, Vynamic software and services for implementation and maintenance around these solutions. This rollout will include over 1,300 sites in Spain and Portugal throughout 2023 and 2024.

●
Won an approximately $5 million deal over several entities that are part of a large European conglomerate for SCO, ePOS replacement, and additional DN retail solutions. This is a multi-year contract with the customer continuing to look to DN to add on more of our offerings for its many stores and operations across Europe.

●
For EV, we are preparing services in six eastern European countries with alpitronic; we are working on a service strategy for a large pan-European petrol station; and lastly, we remain on track to meet our goal of 30,000 charger stations under contract by the end of 2022.

As highlighted in our current report on Form 8-K filed on Oct. 20, demand for our SCO suite continues to drive momentum in 2022 and beyond, contributing to growth in our Retail business, whereas EPOS remains largely stable. SCO deployments provide an opportunity to capture more services business and recurring revenue as we generally have a high attachment rate for services with our SCO devices.

5  |  Shareholder Letter / Q3 2022

ESG and DEI Initiatives
We recognize all the ways that our organization touches and impacts the world around us, and we remain focused on our commitment to diversity and sustainability.

In the third quarter, we published our 2021 Environmental, Sustainability and Governance (ESG) Report, which includes a comprehensive overview of our accomplishments to date.

Here are a few, key highlights from the report:
●
We worked to reduce our use of energy and other resources, including managing paper consumption and diverting waste streams that previously had gone into landfills, and we reminded each other to make choices in our lives and our work that make a difference for our planet.

●	We also worked to reduce our carbon footprint, promoted recycling and focused on using environmentally sustainable materials in our products and solutions.
●
Our Banking product portfolio consists of ATMs, cash recyclers and dispensers, intelligent deposit terminals, teller automation and kiosk technologies. The sustainable features and production of the company’s DN Series™ family of self-service solutions will significantly reduce power consumption and carbon dioxide (CO2) emissions.

●	Our AllConnect Services for retailers include maintenance and availability services to continuously optimize the performance and total cost of ownership of retail touchpoints such as checkout, self-service and mobile devices, as well as critical store infrastructure. As a single point of contact, services employees plan and supervise store openings, renewals and transformation projects, with attention to local details and customers’ global information technology (IT) infrastructure.

●	We enhance our communities and conserve natural resources through a responsible supply chain and socially aware workplace. We are taking concrete steps every day to reduce our global energy consumption. These include targeted improvements in building efficiency, personal practices and responsibilities, and reducing the total square footage of our facilities and offices around the world without significantly reducing output.

●	As a global company, we support diverse customers in diverse markets with diverse needs. Diversity within our own company — whether cultural, gender, racial or other — means we value the many different and varying perspectives and solutions that our people bring to the table.

6  |  Shareholder Letter / Q3 2022

Financial Summary
Third Quarter 2022

Total Revenue ($M)

Total GAAP Revenue	Total Non-GAAP Revenue[1]
●	GAAP and non-GAAP Revenue were down sequentially on a reported basis and down on a year-over-year basis due to a decline in revenue of ~$76M from unfavorable FX and ~$32M from divestitures including Ukraine/Russia. The remaining ~$40M impact is a function of lower product volume and related attached services and software (due to supply chain and materials availability), timing, and terminated services contracts.

Gross Profit ($M) & Gross Margin

GAAP Gross Profit & Gross Margin	Non-GAAP Gross Profit[1] & Gross Margin[1]
●	GAAP Gross Margin improved sequentially as the result of non-recurring inventory reserve and severance charges recognized in Q2. Non-GAAP Gross Margin was largely flat on a sequential basis, which is reflective of an improvement in Services and a decline in Product on a quarter-over-quarter basis. GAAP and non-GAAP Gross Profit and Margin decreased as compared to Q3 2021 primarily due to FX, lower volume, and continued non-billable inflation associated with supply chain disruptions.

Operating Profit & Operating Margin ($M)

GAAP Operating Profit & Operating Margin	Non-GAAP Operating Profit[1] & Operating Margin[1]
●	GAAP and non-GAAP Operating Profit and Margin increased sequentially driven by our focus on cost management but decreased year-over-year as a result of lower gross profit despite operating expense favorability.

1)	Non-GAAP metric. See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information. Note: Differences may occur due to rounding.

7  |  Shareholder Letter / Q3 2022

Net Loss ($M)

●	Net Loss improved sequentially primarily as a result of non-recurring inventory reserve, severance and valuation allowance charges recorded in Q2. Net Loss worsened on a year-over-year basis predominantly due to unfavorable gross profit.

Adjusted EBITDA1 & Adjusted EBITDA Margin1

●	The sequential increase in Adjusted EBITDA and Adjusted EBITDA margin is directly attributable to the increase in operating profit and operating margin, respectively. Likewise, the decrease in EBITDA as compared to Q3 2021 is a result of decrease in operating profit and operating margin.

Product Related Backlog ($B)1

●	Backlog was largely flat closing Q3 at ~$1.4B fueled by consistent demand for our Banking & Retail products. Based on our operating model, we expect ~80% of 2023 Product revenue to be secured by the backlog at year-end.

1)	Non-GAAP metric. See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information. Note: Differences may occur due to rounding.

8  |  Shareholder Letter / Q3 2022

Financial Discussion
Third Quarter 2022
Banking Highlights

Revenue ($M)

Banking Revenue declined ~2% sequentially primarily as the result of supply chain constraints. Year-over-year, Banking Revenue declined ~5% on a constant currency basis and ~13% on a reported basis primarily due to lower volume due to supply chain / materials availability, timing challenges, and unfavorable product / country mix.

ATM Revenue Units

Q3 2022 marks a sequential acceleration versus Q2 2022, which follows the normal seasonality of the business as volume / delivery builds in the back half of the year. Lower year-over-year volume largely due to continued supply chain and materials availability issues and timing of unit shipments.

Gross Profit ($M) & Margin

Banking Gross Profit and Margin declined sequentially and on a year-over-year basis primarily due to cost inflation, lower volume, and unfavorable country/product mix whereby a significant portion of Q3 2022 sales were generated by lower margin North America enterprise accounts and LATAM units.

**Presented on a constant currency basis and excluding divestitures and Russia/Ukraine (Non-GAAP). See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information.

Note: There is no difference between GAAP and non-GAAP segment results; as the GAAP to non-GAAP adjustments are not assigned to the segment, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed, or performance is assessed. Differences may occur due to rounding.

9  |  Shareholder Letter / Q3 2022

Retail Highlights

Revenue ($M)

Retail Revenue was down ~12% sequentially as reported due to FX and supply chain constraints impacting product availability. As compared to Q3 2021, Retail Revenue declined ~3% on a constant currency basis and ~19% on a reported basis, also primarily due to supply chain constraints.

SCO & ePOS Revenue Units

Lower year-over-year SCO volume largely due to the timing of in-transit units to the Americas, materials availability issues, and general timing. EPOS outperformance largely due to timing as units from Q2 were caught up in Q3 due to materials availability issues.

Gross Profit ($M) & Margin

Retail Gross Profit declined sequentially and on a year-over-year basis due to lower revenues and heightened inflation (particularly in Products). Retail Gross Margin improved sequentially driven by revenue mix (weighted toward Services). On a year-over-year basis, Retail Gross Margin declined due to a decrease in Product margins as a result of lower volumes and heightened inflation.

**Presented on a constant currency basis and excluding divestitures, the held for sale non-core European retail business and Russia/Ukraine (Non-GAAP). See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information.

Note: There is no difference between GAAP and non-GAAP segment results; as the GAAP to non-GAAP adjustments are not assigned to the segment, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed, or performance is assessed. Q3-22 results exclude the Held for sale non-core European retail business. Differences may occur due to rounding.

10  |  Shareholder Letter / Q3 2022

Services and Products Gross Margin

GAAP Services Gross Profit ($M) & Margin

GAAP Services Gross Profit and Margin increased sequentially due to the non-recurrence of a Q2 2022 severance charge, and price increases flowing through. The decrease in Services Gross Profit and Gross Margins in comparison to Q3 2021 is the result of FX, divestitures, lower product-related services such as installation (which carry a high gross margin) and inflationary labor costs.

Non-GAAP Services Gross Profit[1] ($M) & Margin[1]

Non-GAAP Services Gross Profit and Margin improved sequentially as a result of price increases flowing through. On an adjusted basis Non-GAAP Services Gross Profit and Margin have slightly decreased in comparison to Q3 2021 as a result of lower product-related services such as installation (which carry a high gross margin) and inflationary labor costs.

GAAP Products Gross Profit ($M) & Margin

GAAP Products Gross Profit and Margin increased sequentially due to the non-recurrence of Q2 2022 inventory reserve and severance charges. The decrease in Products Gross Profit and Gross Margins in comparison to Q3 2021 is the result of lower sales volumes, inflationary raw material and logistics costs, FX and divestitures.

Non-GAAP Products Gross Profit[1] ($M) & Margin[1]

Non-GAAP Products Gross Margin decreased sequentially due to lower volumes and a geographical mix shift which resulted in a higher percentage of units sold being lower margin ATM dispensers and ePOS units. This is the result of materials availability and not reflective of order entry trends. On an adjusted basis, the decrease in Products Gross Profit in comparison to Q3 2021 is the result of lower sales volumes due to supply chain constraints and inflationary raw material and logistics costs.

**Presented on a constant currency basis and excluding divestitures, the held for sale non-core European retail business and Russia/Ukraine (Non-GAAP). 1) Non-GAAP Metric. See “Use of Non-GAAP Financial Information” and the Financial Tables in the back of this document for additional information.

Note: Differences may occur due to rounding.

11  |  Shareholder Letter / Q3 2022

Forecasted Global Cash & Availability

Key Assumptions / Drivers

Forecast assumes refinancing that provides $284 million of cash to the balance sheet before the end of Q4 2022, including estimated impact from changes to revolver structure[1] and estimated transaction fees of $62 million in connection with the transactions contemplated by the TSA

Global cash and availability is defined as (1) cash, cash equivalents and short-term investments, plus (2) revolving credit facility availability. The company estimates it will maintain ~$125 million of unusable cash at international locations that do not participate in our in-house bank and has a cost to repatriate

●	Revolving credit facility availability reflects amount drawn, as well as outstanding letters of credit

Annual cash interest forecasted to increase from ~$180 million to ~$210 million following the transactions contemplated by the TSA

1.	Assumes existing $330M Revolver is replaced with an ABL facility of $250M with a 12.5% covenant blocker which results in a net ($111M) reduction in borrowing capacity.

12  |  Shareholder Letter / Q3 2022

Operating Forecast & Strategic Operating Model

*Includes ~($62)M of financing fees associated with the transactions contemplated by the TSA.

Forecasted Number of Revenue Units by Product by Year:

(1) With respect to the company’s adjusted EBITDA outlook, it is not providing a reconciliation to the most directly comparable GAAP financial measures because it is unable to predict with reasonable certainty those items that may affect such measures calculated and presented in accordance with GAAP without unreasonable effort. These measures primarily exclude future restructuring actions and net non-routine items. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, operating profit and net income calculated and presented in accordance with GAAP.
(2) Unlevered free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities from continuing operations less capital expenditures, less cash used for capitalized software development, and excluding the impact of changes in cash of assets held for sale and the use of cash for M&A and the legal settlement for impaired cloud implementation costs, excluding the use of cash for the settlement of foreign exchange derivative instruments and excluding the use of cash for interest payments. With respect to the company’s non-GAAP unlevered free cash flow outlook, it is not providing a reconciliation to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty those items that may affect such measure calculated and presented in accordance with GAAP without unreasonable effort. This measure primarily excludes the future impact of changes in cash of assets held for sale, cash used for M&A activities and the settlement of foreign exchange derivative instruments. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, net cash provided (used) by operating activities calculated and presented in accordance with GAAP.

13  |  Shareholder Letter / Q3 2022

Discussion of Operating Forecast

On Oct. 20, 2022, and as shown above, we provided our operating forecast and strategic operating model for FY2023 and FY2024 as well as our forecasted number of revenue units by year.

Overall supply chain material availability and logistics are improving; however, our models assumed a quicker normalization of supplier relationships than we are currently experiencing. However, it is also worth noting that this is more of a short-term challenge as we seek to normalize our working capital management, including with respect to our supplier relationships. In Q4, the conversion of backlog to revenue recognition will continue to be challenging and we could see as much as 15% risk of unit-to-revenue conversion and its corresponding attached services and software. Note a 15% variance in units would equate to approximately $100 million in revenue and approximately $30 million in adjusted EBITDA, depending on geography, customer and product mix. We expect that units that are not revenue recognized in Q4 will shift to 2023.

We remain encouraged by the consistent demand for our solutions. We ended the quarter with ~$1.4 billion in backlog and expect to cross into 2023 with approximately $1.3 billion of backlog, which equates to securing approximately 80% of our Product revenue. Coupled with our ~$1.4 billion in Services contract revenue, approximately 65% to 70% of our total FY2023 revenue is secured.

With respect to our cost savings plan that we initiated in May to streamline our operations to focus the organization on our customers, drive efficiencies and automate processes – we have now identified and are executing against approximately $200 million through our cost-savings restructuring plan and believe there are even more additional cost savings to be harvested as we continuously evaluate reducing redundancies and increasing operational efficiencies with our streamlined, simpler model for our business.

Despite the global challenges we have faced and continue to face in 2022, we believe the trends in our business and markets, the consistent demand for our solutions, and the completion of our refinancing favorably serve Diebold Nixdorf and will put our business back on track with our strategic operating models for FY2023 and FY2024. Our continued focus on operational rigor and simplifying our business strategically positions us to capitalize on our strong customer relationships and market opportunities as we deliver value to our shareholders.

14  |  Shareholder Letter / Q3 2022

Non-GAAP Financial Measures and Other Information
To provide investors with additional information regarding our financial results, the company discloses certain financial measures that are not prepared in accordance with GAAP, including non-GAAP results, levered free cash flow/(use) and unlevered free cash flow/(use), net debt, EBITDA, adjusted EBITDA, segment gross profit, segment gross margin and constant currency results. The company calculates constant currency by translating the prior year results at current exchange rates. The company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate our operating and financial performance and to compare such performance to that of prior periods and to the performance of our competitors. Also, the company uses these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The company also believes providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors evaluate our operating and financial performance and trends in our business, consistent with how management evaluates such performance and trends. The company also believes these non-GAAP financial measures may be useful to investors in comparing its performance to the performance of other companies, although its non-GAAP financial measures are specific to the company and the non-GAAP financial measures of other companies may not be calculated in the same manner. We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA and adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures and working capital requirements. We consider free cash flow (use) to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the purchase of property and equipment and capitalized software development, changes in cash of assets held for sale and the use of cash for M&A activities, and excluding the use/proceeds of cash for the settlement of foreign exchange derivative instruments, can be used for debt servicing, strategic opportunities, including investing in the business, making strategic acquisitions, strengthening the balance sheet and paying dividends. Unlevered free cash flow (use) provides incremental visibility into the company's liquidity by excluding cash used for interest payments from free cash flow (use). For more information, please refer to the Financial Tables in the back of this document.

Forward-Looking Statements
This letter may contain statements that are not historical information and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements include, but are not limited to, projections, statements regarding the Company's expected future performance (including expected results of operations and financial guidance), future financial condition, potential impact of the ongoing coronavirus (COVID-19) pandemic, anticipated operating results, strategy plans, future liquidity and financial position.

Statements can generally be identified as forward looking because they include words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “will,” “estimates,” “potential,” “target,” “predict,” “project,” “seek,” and variations thereof or “could,” “should” or words of similar meaning. Statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Forward-looking statements reflect the current views of the Company with respect to future events and are subject to assumptions, risks and uncertainties that could cause actual results to differ materially. Although the Company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and key performance indicators that impact the Company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

15  |  Shareholder Letter / Q3 2022

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The factors that may affect the Company's results include, among others:

●
our ability to successfully complete the transactions contemplated by the TSA, including the ability to negotiate and execute definitive documentation, the receipt of required consents to any or all of such transactions, satisfaction of any conditions in any such documentation and the availability of alternative transactions;

●
the overall impact of the global supply chain complexities on the Company and its business, including delays in sourcing key components as well as longer transport times, especially for container ships and U.S. trucking, given the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;

●	our ability to successfully convert our backlog into sales, including our ability to overcome supply chain and liquidity challenges;
●
the ultimate impact of the ongoing COVID-19 pandemic and other public health emergencies, including further adverse effects to the Company’s supply chain, maintenance of increased order backlog, and the effects of any COVID-19 related cancellations;

●
the Company's ability to successfully meet its cost-reduction goals and continue to achieve benefits from its cost-reduction initiatives and other strategic initiatives, such as the current $150m+ cost savings plan;

●	the success of the Company’s new products, including its DN Series line and EASY family of retail checkout solutions, and EV charging service business;
●	the impact of a cybersecurity breach or operational failure on the Company's business;
●	the Company's ability to generate sufficient cash to service its debt or to comply with the covenants contained in the agreements governing its debt and to successfully refinance its debt;
●	the Company’s ability to attract, retain and motivate key employees;
●	the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;
●
changes in the Company's intention to further repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, which could negatively impact foreign and domestic taxes;

●	the Company's success in divesting, reorganizing or exiting non-core and/or non-accretive businesses and its ability to successfully manage acquisitions, divestitures, and alliances;
●
the ultimate outcome of the appraisal proceedings initiated in connection with the implementation of the Domination and Profit Loss Transfer Agreement with the former Diebold Nixdorf AG (which was dismissed in the Company’s favor at the lower court level in May 2022) and the merger/squeeze-out;

●
the impact of market and economic conditions, including the bankruptcies, restructuring or consolidations of financial institutions, which could reduce the Company’s customer base and/or adversely affect its customers' ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

●	the impact of competitive pressures, including pricing pressures and technological developments;
●
changes in political, economic or other factors such as currency exchange rates, inflation rates (including the impact of possible currency devaluations in countries experiencing high inflation rates), recessionary or expansive trends, hostilities or conflicts (including the conflict between Russia and Ukraine), disruption in energy supply, taxes and regulations and laws affecting the worldwide business in each of the Company's operations;

16  |  Shareholder Letter / Q3 2022

●	the Company's ability to maintain effective internal controls;
●	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments;
●	the effect of changes in law and regulations or the manner of enforcement in the U.S. and internationally and the Company’s ability to comply with government regulations.
●
and other factors included in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, and in other documents the company files with the SEC.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

17  |  Shareholder Letter / Q3 2022

Supplemental Schedules

18  |  Shareholder Letter / Q3 2022

19  |  Shareholder Letter / Q3 2022

Q3-22 v Q3-21 QTD Revenue GAAP to Non-GAAP Revenue Reconciliation ($ in Millions)

Segment View

Business Line View

20  |  Shareholder Letter / Q3 2022

Q3-22 v Q3-21 QTD Gross Profit GAAP to Non-GAAP Reconciliation ($ in Millions)

Segment View

Business Line View

1 Amounts include the impact of held for sale non-core European retail business for comparability purposes. Otherwise, there is no difference between GAAP and Non-GAAP segment results; as the GAAP to Non-GAAP adjustments shown in Note 1 of the Earnings Release are not assigned to the segments, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

21  |  Shareholder Letter / Q3 2022

Q3-22 v Q2-22 QTD Revenue GAAP to Non-GAAP Revenue Reconciliation ($ in Millions)

Segment View

Business Line View

22  |  Shareholder Letter / Q3 2022

Q3-22 v Q2-22 QTD Revenue GAAP to Non-GAAP Gross Profit Reconciliation ($ in Millions)

Segment View

Business Line View

1 Amounts include the impact of held for sale non-core European retail business for comparability purposes. Otherwise, there is no difference between GAAP and Non-GAAP segment results; as the GAAP to Non-GAAP adjustments shown in Note 1 of the Earnings Release are not assigned to the segments, as these adjustments relate to items that are considered non-routine in nature and thus do not impact the way in which the business is managed or performance is assessed.

23  |  Shareholder Letter / Q3 2022

Q3 2022 QTD Adjusted EBITDA
(in $ Millions)

Trailing 12-month Adjusted EBITDA
(in $ Millions)

The company defines EBITDA as net loss excluding income tax benefit/expense, net interest expense, and depreciation and amortization expense. Consistent with the company's current credit agreement, Adjusted EBITDA is EBITDA excluding the effects of the following items: share-based compensation, amortization of cloud-based software implementation costs, foreign exchange gain/loss net, miscellaneous net, equity in earnings of unconsolidated subsidiaries, restructuring and transformation expenses, refinancing related costs, non-routine expenses and the adjusted EBITDA loss of our held for sale non-core European retail business, as outlined in Note 1 of the Non-GAAP measures. To remain comparable to the U.S. GAAP depreciation and amortization measures, the company excluded the amortization of Wincor Nixdorf purchase accounting intangible assets from non-routine expenses, net in the Adjusted EBITDA reconciliation of $16.6 and $19.5 for the three months ended September 30, 2022 and 2021 and $52.8 and $59.3 for the nine months ended September 30, 2022 and 2021. Additionally, $0.8 of restructuring-related share-based compensation activity was excluded from restructuring and transformation expenses for the nine months ended September 30, 2022 and $1.9 of accelerated depreciation expense for the nine months ended September 30, 2021 was excluded from restructuring and transformation expenses. Deferred financing fee amortization is included in interest expense; as a result, the company excluded from the depreciation and amortization caption $3.7 and $4.3 for the three months ended September 30, 2022 and 2021 and $12.0 and $13.0 for the nine months ended September 30, 2022 and 2021. $1.0 and $2.7 of depreciation and amortization expense was excluded from Held for sale non-core European retail business for the three and nine months ended September 30, 2022, respectively.

These are Non-GAAP financial measures used by management to enhance the understanding of our operating results. EBITDA and Adjusted EBITDA are key measures we use to evaluate our operational performance. We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA and Adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP.

24  |  Shareholder Letter / Q3 2022

Q3 2022 QTD Free Cash Flow (in $ Millions)

Trailing 12-month Free Cash Flow (in $ Millions)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities from continuing operations less capital expenditures, less cash used for capitalized software development, and excluding the impact of changes in cash of assets held for sale and the use of cash for M&A and the legal settlement for impaired cloud implementation costs, and excluding the use of cash for the settlement of foreign exchange derivative instruments. Unlevered free cash flow (use) provides incremental visibility into the company's liquidity by excluding cash used for interest payments from free cash flow (use). With respect to the company’s non-GAAP unlevered free cash flow outlook for 2022, it is not providing a reconciliation to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty those items that may affect such measure calculated and presented in accordance with GAAP without unreasonable effort. This measure primarily excludes the future impact of changes in cash of assets held for sale, cash used for M&A activities and the settlement of foreign exchange derivative instruments. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, net cash provided (used) by operating activities calculated and presented in accordance with GAAP.

25  |  Shareholder Letter / Q3 2022

Q3 2022 Net Debt (in $ Millions)

Trailing 12-month Return on Invested Capital (ROIC)
(in $ Millions)

2 Return on invested capital (ROIC) is a non-GAAP financial measure defined as adjusted net operating profit after tax (NOPAT) utilizing a 30% estimated effective tax rate divided by average invested capital for the period. Invested capital consists of net debt, leases, pension and other post-retirement liabilities and equity.
3 Includes cash included in assets held for sale

26  |  Shareholder Letter / Q3 2022

Software Business Line Distribution*
Q3 2022 QTD
(in $ Millions)

GAAP

Non-GAAP

27  |  Shareholder Letter / Q3 2022

Q3 2022 YTD
GAAP

Non-GAAP

28  |  Shareholder Letter / Q3 2022

Q3 2021 QTD
GAAP

Non-GAAP

29  |  Shareholder Letter / Q3 2022

Q3 2021 YTD
GAAP

Non-GAAP

30  |  Shareholder Letter / Q3 2022